Exhibit 16.1

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

Ladies and Gentlemen:

We have read and are in agreement with the statements contained in the first five paragraphs under the heading “Changes in Accountants” contained in Jushi Holdings Inc.’s Registration Statement on Form S-1 dated July 22, 2022 filed with the Securities and Exchange Commission (the “Registration Statement”). We have no basis to agree or disagree with other statements of the Company contained in the Registration Statement.

/s/ MNP LLP

Ottawa, Ontario	Chartered Professional Accountants
July 22, 2022	Licensed Public Accountants

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